Exhibit 99.1

Home Federal Bancorp Announces Second Quarter Earnings and Stock Repurchase Program

    COLUMBUS, Ind.--(BUSINESS WIRE)--July 26, 2005--Home Federal Bancorp (the "Company") (NASDAQ:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,453,000 or $0.36 diluted earnings per common share, for its second quarter ended June 30, 2005. This compared to earnings of $1,914,000, or $0.45 diluted earnings per common share, a year earlier. Year-to-date net income was $2,802,000 or $0.69 diluted earnings per common share, compared to $3,301,000, or $0.75 diluted earnings per common share, a year earlier. Diluted earnings per common share decreased $0.09 per share or 20% for the three-months ended June 30, 2005 compared to the three-months ended June 30, 2004. For the six-month period ended June 30, 2005 diluted earnings per common share decreased $0.06 per share or 8% compared to the same period ended June 30, 2004. Earnings for the year have been aided by improved net interest margins and increased deposit service charges compared to the prior periods. These earnings enhancements have been offset by reductions in gains on sale of loans and increases in operating expenses - primarily compensation and marketing expenses. Of note during the quarter was a reduction in non-performing assets which resulted in the ratio of nonperforming assets to total assets returning to historical levels at .51% as of June 30, 2005 compared to 1.71% at December 31, 2004. The reduction in nonperforming assets was the result of the final disposition of two large commercial loans outlined in previous releases as these loans and the corresponding assets were disposed of during the second quarter.

    Net Interest Income

    Net interest income after provision for loan loss increased $424,000 or 7% to $6,239,000 for the second quarter. Year-to-date net interest income after provision for loan losses increased $812,000 or 7% to $12,163,000 for the six-month period ended June 30, 2005. Net interest margins improved 27 basis points for the quarter and 21 basis points year to date as yields on interest earning assets have increased in conjunction with rising interest rates while rates on interest bearing liabilities have declined slightly compared to the prior year. This decline in liability yields has resulted from an increase in retail and commercial deposits which have been used to pay down higher priced wholesale funding.

    Asset Quality

    Non-performing assets to total assets decreased to 0.51% at June 30, 2005 from 1.71% at December 31, 2004. Non-performing loans to total gross loans decreased to 0.55% at June 31, 2005 from 2.01% at December 31, 2004. The improvement in the asset quality ratios during the quarter resulted primarily from the final disposition of assets related to two large commercial loans which were classified as non-performing in 2004. The disposal of remaining loans and collateral associated with these commercial relationships resulted in a $7.2 million reduction in non-performing assets. In addition, the final disposition of these assets resulted in charge offs during the quarter which reduced the allowance for loan losses. However, specific reserves previously established on these loans were adequate to cover the charge offs and there was no significant impact of these loans on the provision for loan losses during the quarter.
    The ratio of the allowance for loan losses to total loans was 1.09% at June 30, 2005. In addition, the allowance for loan losses to non-performing loans is 198%. The current non-performing asset ratios as of June 30, 2005 are more indicative of the historical quality of the loan portfolio.

    Other Income

    Other income decreased $340,000 or 12% to $2,517,000 for the second quarter. Year to date other income decreased $300,000 or 6% to $4,949,000 for the six-month period ended June 30, 2005. The decrease in other income was due primarily to reductions in gains on sale of loans. Total gains on sale of loans decreased $593,000 or 63% for the quarter and decreased $933,000 or 58% year to date. Residential mortgage origination volume - primarily refinance volume - has declined as a result of higher mortgage rates as compared to the prior period. The most notable increase in other income during the year has been in deposit service fee income. Total deposit fee income increased $169,000 or 23% for the second quarter and increased $239,000 or 17% year to date due primarily to overdraft fees resulting from the increased number of totally free checking accounts. Income from joint ventures also increased $225,000 for the second quarter and increased $165,000 year to date due primarily to increased sales of residential and commercial real estate as compared to the same periods in the prior year.
    In addition, loan servicing income decreased $109,000 for the second quarter however year to date loan servicing income increased $255,000. The fluctuation in loan servicing income for the periods presented was due primarily to the timing and fluctuation in the impairment charge/recovery. The originated mortgage servicing rights asset is reviewed for impairment each quarter. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates and loan prepayment speeds. In the three-month period ended June 30, 2005 the impairment charge was $33,000 compared to the same period ending June 30, 2004 where the impairment recovery was $138,000 for a decrease in pre-tax income of $171,000. For the six-month period ended June 30, 2005 the impairment recovery was $287,000 compared to the same period ended June 30, 2004 where the impairment recovery was $118,000 for an increase in pre-tax income of $169,000.

    Other Expenses

    Other expenses increased $784,000 or 14% to $6,567,000 for the second quarter. Year-to-date other expenses increased $1,332,000 or 12% to $12,912,000 for the six-month period ended June 30, 2005. Compensation expense increased $215,000 or 6% for the quarter and $754,000 or 12% year to date due primarily to personnel cost associated with staffing of new branch office locations on the south side of Indianapolis, increased cost of employee benefits and reductions in expense deferrals related to loan origination activities due to a decrease in residential mortgage volume. Marketing expense increased $162,000 for the quarter and $237,000 year to date due primarily to additional amounts spent to promote new branch offices on the south side of Indianapolis and to promote the totally free checking product. Miscellaneous expense increased $274,000 for the quarter and $128,000 year to date due primarily to increased professional fees associated with the final disposition of two large non-performing commercial loans as well as professional fees associated with review of internal control documentation required by Sarbanes-Oxley.

    Balance Sheet

    Total assets were $848.9 million as of June 30, 2005, a decrease of $19.3 million from December 31, 2004. Total loans decreased $12.5 million due to a $20.0 million decrease in commercial and residential mortgage loans partially offset by a $7.0 million increase in commercial loans.
    Total retail deposits increased $16.9 million or 3.0% compared to balances at December 31, 2004. The increase in retail deposits is primarily comprised of consumer certificates of deposit which increased $19.4 million. The increase in consumer deposits along with liquid overnight balances have been used to reduce higher cost wholesale deposits and Federal Home Loan Bank advances which have declined $20.0 million and $13.7 million respectively during the year. The shift in interest bearing liabilities is important to the improvement of the net interest margin as the Bank's average cost of retail deposits was 210 basis points lower than the cost of wholesale deposits and 351 basis points lower than the cost of Federal Home Loan Bank advances for June 2005. As customer preferences for deposits shift back toward interest bearing transaction accounts, the Company will pursue additional retail deposits during the second half of the year by offering promotional rates which are higher than current retail deposit costs, but still below alternative funding sources in an effort to positively impact net interest margin.
    As of June 30, 2005, shareholders' equity was $73.8 million. Based on the June 30, 2005, book value of $19.10 per common share, Home Federal Bancorp stock was trading at 127% of book value. The stock price at June 30, 2005 was $24.35.
    The return on average assets for the current year-to-date period was 0.68% annualized while the return on average equity was 7.76%.

    Stock Repurchase Programs

    In November 2004, the Board of Directors announced the eighth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 201,400 such shares. Home Federal completed the repurchase of the shares under this plan during the second quarter of 2005.
    In July 2005, the Board of Directors approved the ninth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 193,000 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company expects to begin buying its shares under this plan during the third quarter as they become available.

    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
                                              June 30,    December 31,
                                               2005          2004
                                            ------------  ------------
Assets:
Cash                                       $     29,840  $     24,729
Interest-bearing deposits                         9,074        27,591
                                            ------------  ------------
  Total cash and cash equivalents                38,914        52,320
                                            ------------  ------------


Securities available for sale at fair
 value (amortized cost $132,850 and
 $125,086)                                      131,650       124,790
Securities held to maturity (fair value
 $1,548 and $1,801)                               1,529         1,779
Loans held for sale (fair value $3,545 and
 $2,653)                                          3,506         2,617
Loans receivable, net of allowance for
 loan losses of $6,847 and $7,864               616,980       629,490
Investments in joint ventures                     2,872         3,550
Federal Home Loan Bank stock                      9,965         9,965
Accrued interest receivable, net                  3,695         3,700
Premises and equipment, net                      16,780        15,855
Real estate owned                                   905         2,019
Prepaid expenses and other assets                 8,669         8,909
Cash surrender value of life insurance           12,037        11,818
Goodwill                                          1,395         1,395
                                            ------------  ------------
  TOTAL ASSETS                             $    848,897  $    868,207
                                            ============  ============

Liabilities and Shareholders' Equity:
Deposits                                   $    637,089  $    640,181
Advances from Federal Home Loan Bank            111,788       125,446
Senior debt                                      14,242        14,242
Other borrowings                                    153           211
Advance payments by borrowers for taxes
 and insurance                                       37            48
Accrued expenses and other liabilities           11,739        10,715
                                            ------------  ------------
  Total liabilities                             775,048       790,843
                                            ------------  ------------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares
 Issued and outstanding:   None
 No par common stock; Authorized:
  15,000,000 shares
 Issued and outstanding: 3,866,646 and
  4,027,991                                      13,981        13,514

 Retained earnings, restricted                   60,692        64,138
 Accumulated other comprehensive income,
  net of taxes                                     (824)         (288)
                                            ------------  ------------

   Total shareholders' equity                    73,849        77,364
                                            ------------  ------------
   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                 $    848,897  $    868,207
                                            ============  ============


HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)
                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------- ---------------------
Interest income:              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
 Loans receivable         $    9,808 $    9,553 $   19,303 $   19,223
 Securities available for
  sale and held to
  maturity                     1,184      1,026      2,290      2,024
 Other interest income           150         55        322        109
                           ---------- ---------- ---------- ----------
Total interest income         11,142     10,634     21,915     21,356
                           ---------- ---------- ---------- ----------

Interest expense:
Deposits                       3,051      2,608      5,994      5,292
Advances from Federal Home
 Loan Bank                     1,544      2,009      3,122      4,064
Other borrowings                 196        167        378        368
                           ---------- ---------- ---------- ----------
Total interest expense         4,791      4,784      9,494      9,724
                           ---------- ---------- ---------- ----------

Net interest income            6,351      5,850     12,421     11,632
Provision for loan losses        112         35        258        281
                           ---------- ---------- ---------- ----------
Net interest income after
 provision for loan losses     6,239      5,815     12,163     11,351
                           ---------- ---------- ---------- ----------

Other income:
 Gain on sale of loans           346        939        689      1,622
 Income from joint
  ventures                       279         54        280        115
 Insurance, annuity
  income, other fees             472        493      1,033        992
 Service fees on deposit
  accounts                       900        731      1,626      1,387
 Net gain on real estate
  owned and repossessed
  assets                          62         63         79        135
 Loan servicing income,
  net of impairments             163        272        651        396
 Miscellaneous                   295        305        591        602
                           ---------- ---------- ---------- ----------
Total other income             2,517      2,857      4,949      5,249
                           ---------- ---------- ---------- ----------

Other expenses:
 Compensation and employee
  benefits                     3,571      3,356      7,234      6,480
 Occupancy and equipment         888        774      1,760      1,585
 Service bureau expense          278        258        553        515
 Federal insurance premium        22         23         45         45
 Marketing                       354        192        606        369
 Miscellaneous                 1,454      1,180      2,714      2,586
                           ---------- ---------- ---------- ----------
Total other expenses           6,567      5,783     12,912     11,580
                           ---------- ---------- ---------- ----------

Income before income taxes     2,189      2,889      4,200      5,020
Income tax provision             736        975      1,398      1,719
                           ---------- ---------- ---------- ----------
Net Income                $    1,453 $    1,914 $    2,802 $    3,301
                           ========== ========== ========== ==========

Basic earnings per common
 share                    $     0.37 $     0.46 $     0.71 $     0.78
Diluted earnings per
 common share             $     0.36 $     0.45 $     0.69 $     0.75
Basic weighted average
 number of shares          3,928,089  4,132,814  3,968,509  4,215,781
Dilutive weighted average
 number of shares          4,028,696  4,294,852  4,079,152  4,390,948
Dividends per share       $    0.188 $    0.188 $    0.375 $    0.375


Supplemental Data:            Three Months Ended      Year to Date
(unaudited)                        June 30,             June 30,
                              ------------------- --------------------
                                2005      2004      2005       2004
                              --------- --------- --------- ----------
Weighted average interest
 rate earned on total
 interest-earning assets          5.70%     5.42%     5.59%      5.43%
Weighted average cost of
 total interest-bearing
 liabilities                      2.48%     2.49%     2.46%      2.54%
Interest rate spread during
 period                           3.21%     2.92%     3.12%      2.88%

Net yield on interest-earning
 assets (net interest income
 divided by average
 interest-earning assets on
 annualized basis)                3.25%     2.98%     3.17%      2.96%
Total interest income divided
 by average total assets
 (on annualized basis)            5.18%     4.93%     5.07%      4.95%
Total interest expense divided
 by average total assets
 (on annualized basis)            2.23%     2.23%     2.22%      2.27%
Net interest income divided
 by average total assets
 (on annualized basis)            2.95%     2.71%     2.88%      2.70%

Return on assets (net income
 divided by average total assets
 on annualized basis)             0.68%     0.89%     0.65%      0.77%
Return on equity (net income
 divided by average total equity
 on annualized basis)             7.76%     9.63%     7.39%      8.09%


                                   June 30,
                              -------------------
                                2005      2004
                              --------- ---------

Book value per share
 outstanding                    $19.10    $18.86

Nonperforming Assets:
Loans: Non-accrual              $2,391    $2,409
       Past due 90 days or
        more                       256       718
       Restructured                808     2,976
                              -------------------
Total nonperforming loans        3,455     6,103
Real estate owned, net             891       892
Other repossessed assets, net       14         9
                              -------------------
Total Nonperforming Assets      $4,360    $7,004

Nonperforming assets divided
 by total assets                  0.51%     0.82%
Nonperforming loans divided
 by total loans                   0.55%     0.94%

Balance in Allowance for Loan
 Losses                         $6,847    $7,583


    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816
             Mark T. Gorski, 812-523-7379